SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549


                         _______________


                            FORM 8-K

                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)  May 17, 1996


                      QUALITY SYSTEMS, INC.
       (Exact name of registrant as specified in charter)



     Delaware                   0-13801                95-2888568
(State or other jurisdiction    (Commission           (IRS Employer
 of incorporation)              File Number)        Identification No.)



  17822 E. 17th Street, Suite 210, Tustin, California   92680
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code (714) 731-7171
                    Not Applicable
 (Former name or former address, if changed since last report.)









 ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

          On May 17, 1996, Quality Systems, ("QSI") acquired Clinitec International, Inc. ("Clinitec"), a Pennsylvania corporation, in a forward-triangular merger (the "Acquisition"). The Acquisition was achieved pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated May 16, 1996, by and among QSI, Clinitec, CII Acquisition Corporation ("Sub"), a California corporation and wholly-owned subsidiary of QSI, and certain principal shareholders of Clinitec (as indicated in the Merger Agreement). Pursuant to the Merger Agreement, Clinitec was merged with and into Sub, with Sub surviving as a wholly-owned subsidiary of QSI. In connection with the Acquisition, the shareholders of Clinitec (other than QSI) received an aggregate of 309,846 shares of QSI Common Stock and $4,896,000 in cash on a pro rata basis as set forth in the Merger Agreement. In determining the aggregate purchase price for Clinitec, QSI took into account the value of software companies of similar industry and size to Clinitec, comparable transactions, and the market for software companies generally.

          In April 1995, QSI acquired a 25% ownership interest in Clinitec, and with the completion of the Acquisition acquired the remaining 75% of Clinitec that it did not own. The shareholders' vote of Clinitec unanimously approved the Acquisition. In addition, Sheldon Razin, an officer, director and shareholder of QSI and a member of the Clinitec Board of Directors, abstained from the Clinitec Board's vote on the Acquisition.




ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS


          (a)  Financial Statements of Clinitec

               Financial statements of Clinitec prepared in accordance with Regulation S-B and required to be filed pursuant to this section are not available at this time. Such financial statements will be filed by QSI as soon as practicable by an amended Current Report on Form 8-K which will be filed within sixty (60) days after the filing of this Current Report on Form 8-K.

          (b)  Pro Forma Financial Information

               The pro forma financial statements of QSI required to be filed pursuant to this section are not available at this time. Such Pro Forma Financial Information will be filed by QSI as soon as practicable by an amended Current Report on Form 8-K which will be filed within sixty (60) days after the filing of this Current Report on Form 8-K.

          (c)  Exhibits

               2    Agreement and Plan of Merger, dated May 16,
                    1996, by and among Quality Systems, Inc., CII
                    Acquisition Corporation, Clinitec
                    International, Inc., and certain shareholders of Clinitec, and certain exhibits.

               99.1 Text of Press Release dated May 17, 1996.





                            SIGNATURES


          Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:   May 30, 1996              QUALITY SYSTEMS, INC.


                                  /s/ Robert McGraw

                                   Robert McGraw, Chief Financial Officer



                          INDEX TO EXHIBITS

Exhibit                    Description                  Sequentially
                                                        Numbered
                                                           Page


99.1          Text of Press Release dated May 17, 1996.


2             Agreement and Plan of Merger, dated May
              16, 1996, by and among Quality Systems,
              Inc., CII Acquisition Corporation,
              Clinitec International, Inc., and
              certain shareholders of Clinitec, and
              certain exhibits.


                       EXHIBIT 99.1


QSI PRESS RELEASE
Quality Systems, Inc.
Meredith Financial Centre
17822 East 17th Street
Tustin, California 92680
Telephone (714) 731-7171
Fax (714) 731-9494
http://www.aboveall.com/qsi
                                              Date:  May 17, 1996
FOR IMMEDIATE RELEASE


      Quality Systems, Inc. Completes Merger With Clinitec
International, Inc.


     TUSTIN, Calif., May 17, 1996 Quality Systems, Inc. ("QSI") (NASDAQ: QSII) and Clinitec International, Inc. ("Clinitec"), a developer of electronic medical records software systems, jointly announced today that they have completed the merger of the two companies. Under the merger agreement, Clinitec will operate as a wholly owned subsidiary of QSI, with Patrick Cline, Clinitec's co-founder, continuing as President and COO of Clinitec. Mr. Cline has also been named a director and Executive Vice President of QSI.
     Sheldon Razin, QSI's Chairman and CEO, commented, "We are very pleased to have Clinitec on our team. Clinitec's product NextGen permits scanning, annotation, retrieval and analysis of medical records in all formats, from documents to photographs to x-rays. With the addition of Clinitec, QSI is able to provide its clients with a comprehensive information management solution."
     Clinitec, with headquarters in Horsham, PA, will operate as an independent unit of QSI and will continue to develop, market and support NextGen. "We're excited about this opportunity to leverage QSI's broad financial resources and customer-oriented reputation," stated Cline.
     In April 1995, QSI acquired a 25% ownership interest in Clinitec. With the completion of this current transaction, QSI acquired the remaining 75% that it did not previously own for approximately $4.9 million in cash and 309,846 shares of QSI common stock. For purposes of this acquisition, the shares were valued at $22.25 per share, or $6.9 million, for a total purchase price of approximately $11.8 million. The transaction will be treated as a purchase for accounting purposes.
     Quality Systems is one of the leading developers and providers of computer-based practice management and electronic medical records systems for medical and dental group practices, with a customer base of more than 475 clients, currently serving approximately 8 million patients in 45 states, Canada and Saudi Arabia.